AGENCY AGREEMENT

                                     BETWEEN

                      SOUTH CAROLINA ELECTRIC & GAS COMPANY
                        AND SCANA ENERGY MARKETING, INC.

     This Agency Agreement (the "agreement") is entered into as of the 1st day of July, 1997 between South Carolina Electric & Gas Company ("SCE&G") and SCANA Energy Marketing, Inc. ("SEMI").

     WHEREAS, SCE&G and SEMI are affiliated companies, both of which are wholly owned by SCANA Corporation; and

     WHEREAS, SEMI is an electric power marketer, which is permitted to perform brokering services for affiliated and unaffiliated electric power utilities, and SCE&G is a public utility, which purchases and sells electric power in transactions with other electric utilities and which provides unbundled, open access transmission service, all subject to the regulatory policies of the Federal Energy Regulatory Commission ("FERC");

     NOW, THEREFORE, SCE&G and SEMI (the "parties") agree as follows:

1. AGENCY

     A. Except to the extent expressly provided otherwise, SEMI is designated, in accordance with the terms of this agreement, to be a non-exclusive agent or broker for SCE&G with respect to all of SCE&G's wholesale electric purchases and sales, except for SCE&G's sales of ancillary services that are required to be provided by SCE&G pursuant to SCE&G's FERC-regulated open access transmission service tariff in conjunction with the provision of open access transmission service under such tariff by SCE&G. In its capacity as agent or broker, SEMI, in accordance with SCE&G's instructions, shall arrange for, negotiate the terms of, and schedule transactions covered by this agreement. SEMI shall not make any electric power purchases from SCE&G or sell any electric power to SCE&G under this agreement.

     B. To the extent performance of this agreement involves activities that are subject to regulation by FERC, SCE&G and SEMI agree to abide by FERC's standards, precedents and policies, including but not limited to the terms and conditions ordered by FERC in South Carolina Electric & Gas Company and SCANA Energy Marketing, Inc., 75 FERC P. 61,151 (May 13, 1996), and FERC Order Nos. 888 and 888-A, as such orders may be modified in the future. The parties hereby express



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their understanding that this agreement does not prohibit SCE&G from using other agents or brokers to provide identical services and that FERC policy currently requires that this agency agreement shall be non-exclusive of other agreements SCE&G, upon request, may make with non-affiliated electric power marketers and brokers.

2. COMPENSATION

     A. SCE&G shall reimburse SEMI for all out of pocket costs directly assignable to, and a portion of SEMI's fixed costs properly allocable to, SEMI's provision of services under this agreement. However, unless and until FERC policy permits SCE&G to pay SEMI a profit margin for the provision of these services, SEMI shall not receive from SCE&G, SCANA Corporation or any company owned by SCANA Corporation, any margin above SEMI's actual costs to render services under this agreement to SCE&G. Further, in the event the market value of the services provided by SEMI pursuant to this agreement is less than the costs SEMI incurs to provide such services, then SEMI's compensation for such services shall not exceed their market value.

     B. SEMI shall tender a bill to SCE&G for services provided in accordance with this paragraph on or before the 20th day of the month following the close of any month in which services pursuant to this agreement are provided, and SCE&G shall pay such bill within thirty (30) days thereafter.

3. PROCEDURES

     A. Purchases: The SCE&G System Operator will advise SEMI when hourly and current day MWHs purchases are required. For longer term purchases SEMI will be notified by the System Operation Control or its designee. For both short and long term purchases the MWH quantity, duration, and a recommended not to exceed price will be provided. B. Sales: The SCE&G System Operator will advise SEMI when hourly and current day MWHs are available. On all longer term sales SEMI will be notified by the System Operation Control or its designee of MWH availability. For both short and long term sales the MWH quantity and duration will be specified. In all cases the System Operation Control or its designee will control all MW capacity sales.

4. CONFIDENTIALITY

     SEMI agrees that, except as may be required by law, all information provided to it by SCE&G shall be used by SEMI solely for the purpose of this agreement, that such information shall not be

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used in any manner that is or could be detrimental to SCE&G and its  ratepayers, and that such information shall be kept confidential, except to the extent SEMI must disclose such information to prospective customers in order to carry out its responsibilities under this agreement.

5. PERFORMANCE STANDARD

     SEMI will perform services under this agreement as if SEMI were SCE&G and as if SEMI were subject to the same public service obligation that SCE&G has toward its ratepayers and customers.

6. ENTIRE AGREEMENT AND MODIFICATIONS

     This agreement is the entire agreement between the parties with respect to the matters expressly covered; and this agreement may be modified only by written additions or deletions.

7. TERM

     This agreement shall commence at 12:01 a.m. July 1, 1997 and shall continue until terminated by either party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

WITNESSES:                            SOUTH CAROLINA ELECTRIC & GAS
                                         COMPANY

                                      By:
-------------------------------
                                      Its:
-------------------------------
                                      SCANA ENERGY MARKETING, INC.

-------------------------------       By:

-------------------------------       Its:



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